                                                                    EXHIBIT 99.2



Tufco, L.P. (Maker)                                            $5,250,000.00
                                                               November 13, 1997


                                   TERM NOTE


         Tufco, L.P. ("Maker") promises to pay to the order of Bank One, Wisconsin ("Bank") at its office the principal amount of $5,250,000.00 in one payment on or before March 31, 1998, plus interest payable as set forth below.

         This Note bears interest computed for the actual number of days principal is unpaid, on a 360-day year basis, until maturity at the rate which is 1.375% percentage points in excess of the London Interbank Offered Rate ("LIBOR Rate") for the selected LIBOR Rate Loan Period which shall be between 30 days and the maturity date of this Note determined two business days prior to the making of the LIBOR Rate loan. The LIBOR Rate shall be the published national consensus LIBOR Rate reported by the Bank. Interest shall be payable monthly commencing November 30, 1997 and on the last day of each consecutive month thereafter and at maturity.

         If any payment is 10 days or more late, the Maker shall pay a late payment penalty of 5% of the regularly scheduled payment or $25.00, whichever is greater, up to the maximum amount of $250.00 per late charge. Upon default, including failure to pay upon final maturity, the holder may, at its option, if permitted under applicable law, do one or both of the following: (a) increase the applicable interest rate on this Note 3.00 percentage points; and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law.

         Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collections costs, late charges and other charges, provided, however, upon delinquency or other default, the holder reserves the right to apply payments among principal, interest, late charges, collection costs and other charges at its discretion. All prepayments shall be applied to the indebtedness owning hereunder in such order and manner as the holder may, from time to time, determine in its sole discretion.

         There shall be no prepayment of this Note without the holder's permission. In the event of prepayment, a yield maintenance penalty shall apply.

         If any payment is not paid when due, or upon the occurrence of an event of default under the Second Amended and Restated Loan Agreement herein described, the unpaid balance shall, at the option of the holder and without notice, mature and immediately become due and payable. The unpaid balance shall mature automatically and immediately become due and payable in the event the Maker or a guarantor becomes the subject of bankruptcy or other insolvency proceedings.

         This Note is issued and secured pursuant to a Second Amended and Restated Loan Agreement dated of even date herewith (the "Second Amended and Restated Loan Agreement"), between the Maker and the Bank. This Note is further secured by all existing Security Documents referenced in the Second Amended and Restated Loan Agreement and future security agreements, assignments, collateral pledge agreements and mortgages between the Bank and the Maker, and/or the Bank and any guarantor of this Note, and payment may be accelerated upon default under any of them. The Maker grants the holder a security interest and lien in any credit balance or other money now or hereafter owed any Maker by holder, except for money held in qualified retirement accounts, and, in addition, agrees that holder may at any time after an occurrence of an event of default, without notice or demand, set off against such credit balance or other money any amount unpaid under the Note.

       Without affecting the liability of the Maker or any guarantor, the holder may, without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security for the payment of this Note or agree not to sue any party liable on it.

         The Maker and guarantors agree to pay all costs of collection, including reasonable attorney fees, and waive presentment, protest, demand and notice of dishonor.

         The Bank has not made any representations or warranties with respect to, and does not assume any responsibility for, the collectibility or enforceability of this Note or any collateral securing this Note or the financial condition of any Maker. The Maker and guarantor has independently determined the collectibility and enforceability of this Note and any collateral securing this Note and has made an independent appraisal of the Maker's credit worthiness. This Note shall be construed and enforced in accordance with the laws of the State of Wisconsin.

                                          TUFCO, L.P. (SEAL)

                                          By:  TUFCO TECH, INC., General Partner

                                          By:  /s/ Gregory L. Wilemon
                                               ------------------------------
                                               Gregory L. Wilemon
                                               Title:  Secretary





                                      -3-